EXHIBIT 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following Unaudited Pro Forma Combined Financial Data are derived from the consolidated financial statements of Magnum Hunter and certain historical financial data in respect of various assets acquired by Magnum Hunter.  The Unaudited Pro Forma Combined Balance Sheet of Magnum Hunter as of December 31, 2010 has been prepared assuming the NuLoch Resources acquisition and all necessary ancillary transactions had been consummated on December 31, 2010.  The Unaudited Pro Forma Combined Income Statement for the year ended December 31, 2010 has been prepared assuming the NuLoch Resources acquisition and all necessary ancillary transactions had been consummated as of January 1, 2010.  The pro forma adjustments set forth on the attached Unaudited Pro Forma Combined Balance Sheet and Unaudited Pro Forma Combined Income Statements reflect the following as if they occurred on the dates hereinabove set forth:

(1)	NuLoch Resources Acquisition. The NuLoch Resources acquisition as described in the Arrangement Agreement dated January 19, 2011.
(2)	Issuance of common stock upon the closing date of the NuLoch Resources acquisition.
(3)	Payment of change of control compensation in the NuLoch Resources acquisition.

The Unaudited Pro Forma Balance Sheet reflects the preliminary adjustments to record the estimated fair values of the assets and liabilities acquired in the acquisition of NuLoch Resources.  The final entries, and the resulting effect on Magnum Hunter’s balance sheet as well as items in Magnum Hunter’s Income Statements, may differ based on the actual determination of the fair values of the assets acquired and liabilities assumed.

Transaction costs related to these acquisitions will be recorded as expenses in the periods in which these costs are incurred.  These expenses are not included in the Unaudited Pro Forma Combined Income Statements.

The Unaudited Pro Forma Combined Financial Data should be read in conjunction with the notes thereto and with the consolidated financial statements of Magnum Hunter and the notes thereto as filed in Magnum Hunter's Form 10-K, as amended.

The Unaudited Pro Forma Combined Financial Data are not indicative of the financial position or results of operations of Magnum Hunter which would actually have occurred if the transactions described above had occurred at the dates presented or which may be obtained in the future.  In addition, future results may vary significantly from the results reflected in such statements due to normal oil and natural gas production declines, changes in prices paid for oil and natural gas, future acquisitions, drilling activity and other factors.

The unaudited Pro Forma Combined Financial Data include financial information received from NuLoch Resources and such financial information has been accepted and incorporated as presented without independent verification of such financial information.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of December 31, 2010
(in thousands, except shares and per share data)

	Magnum Hunter Historical	NuLoch Resources Historical (CAN $)		NuLoch Resources Conversion to US GAAP and USD Adjustments		NuLoch Resources Pro Forma Adjustments	Combined Pro Forma for Magnum Hunter and NuLoch Resources
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$554	$9,673	B	$15		$-	$10,242
Accounts receivable	11,705	5,200	B	(320)		-	16,585
Prepaids and other current assets	867	507	B	1		-	1,375
Total current assets	13,126	15,380		(304)		-	28,202

PROPERTY AND EQUIPMENT (Net of Accumulated Depletion and Depreciation):
Oil and natural gas properties, successful efforts accounting	189,912	101,149	B	(15,953)	A	362,020	637,128
Equipment and other fixed assets	42,689	330		-		-	43,019
Total property and equipment, net	232,601	101,479		(15,953)		362,020	680,147

OTHER ASSETS:
Other assets	562	-		-		-	562
Deferred financing costs, net of amortization	2,678	-		-		-	2,678
Deferred tax asset	-	6,380	B	6,738	A	(13,118)	-
Total assets	$248,967	$123,239		$(9,519)		$348,902	$711,589

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$29,840	$4,053	B	$8		$-	$33,901
Accrued liabilities	3,914	13,399	B	19	A	11,130	28,462
Revenue payable	2,630	-		-		-	2,630
Current portion of notes payable	7,132	-		-		-	7,132
Derivative liability	719	-		-		-	719
Total current liabilities	44,235	17,452		27		11,130	72,844

Deferred income tax	-	-		-	A	119,609	119,609
Payable on sale of partnership	641	-		-		-	641
Notes payable, less current portion	26,019	-		-		-	26,019
Asset retirement obligation	4,455	1,357	B	2		-	5,814
Derivative liability	59	-		-		-	59
Other long-term liabilities	-	-	B	1,352		(1,352)	-
Total liabilities	75,409	18,809		1,381		129,387	224,986

COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK:
Series C Cumulative Perpetual Preferred Stock	70,236	-		-		-	70,236

SHAREHOLDERS’ EQUITY:
Shareholders' equity	101,872	104,430	B	(10,900)	A	187,873	383,275
Non-controlling interest	1,450	-		-		31,642	33,092
Total Equity	103,322	104,430		(10,900)		219,515	416,367
Total liabilities and shareholders' equity	$248,967	$123,239		$(9,519)		$348,902	$711,589

See accompanying notes to Unaudited Pro Forma Combined Financial Data

 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
Year Ended December 31, 2010
(in thousands, except shares and per share data)

	Magnum Hunter Historical	NuLoch Resources Historical (CAN $)		NuLoch Resources Conversion to US GAAP & USD Adjustments		NuLoch Resources Pro Forma Adjustments	Combined Pro Forma for Magnum Hunter and NuLoch Resources
REVENUE:
Oil and gas sales	$27,715	$13,904	B	$104		$-	$41,723
Field operations and other	5,009	-		-		-	5,009
Total revenue	32,724	13,904		104		-	46,732

EXPENSES:
Lease operating expenses	10,399	4,269	B	(747)		-	13,921
Severance taxes and marketing	2,305	-	B	1,134		-	3,439
Exploration	936	-	B	7,779		-	8,715
Field operations	4,363	-		-		-	4,363
Impairment of oil & gas properties	306	-		-		-	306
Impairment of goodwill	-	-		-		-	-
Depreciation, depletion and accretion	8,923	9,480	B	2,443	C	(6,813)	14,033
General and administrative	24,901	3,775	B	1,683		-	30,359
Total expenses	52,133	17,524		12,292		(6,813)	75,136

LOSS FROM OPERATIONS	(19,409)	(3,620)		(12,188)		6,813	(28,404)

OTHER INCOME AND (EXPENSE):
Interest income	61	35	B	(1)		-	95
Interest expense	(3,594)	(160)	B	5		-	(3,749)
Gain (Loss) on derivative contracts	814	-		-		-	814
Other, net	-	-		-		-	-

Net loss from continuing operations before income taxes and non controlling interest	(22,128)	(3,745)		(12,184)		6,813	(31,244)

Income tax benefit	-	1,182	B	1,511	D	(2,693)	-

Net (income) loss attributable to non-controlling interest	(129)	-		-		-	(129)

Net loss attributable to Magnum Hunter from continuing operations	(22,257)	(2,563)		(10,673)		4,120	(31,373)
Income from discontinued operations	8,457	-		-		-	8,457

Net loss	(13,800)	(2,563)		(10,673)		4,120	(22,916)

Dividends on preferred stock	(2,467)	-		-		-	(2,467)

Net loss attributable to common shareholders	$(16,267)	$(2,563)		$(10,673)		$4,120	$(25,383)

Loss per common share
Basic and diluted	$(0.25)						$(0.25)

Weighted average number of common shares outstanding
Basic and diluted	63,921,525				E	38,596,982	102,518,507

See accompanying notes to Unaudited Pro Forma Combined Financial Data

 NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

A.
To record the acquisition of NuLoch Resources’ assets for an estimated purchase price of $436.9 million.  The estimated purchase price includes the shares of common stock of Magnum Hunter issued to shareholders of NuLoch Resources and the deferred tax liability resulting from the acquisition. The acquisition is accounted for under the purchase method of accounting.  All assets acquired and liabilities assumed are recorded at fair market value as determined by management. As noted above, these are preliminary estimates and are subject to adjustment.  The following table summarizes the assets acquired, liabilities assumed, and purchase price paid:

Fair value of total purchase price:	(in thousands, except shares and per share data)
38,596,982 shares of common stock at $7.40 per share	$285,618
4,275,998 exchangeable shares at $7.40	31,642
Deferred tax	119,609
Total	$436,869

Amounts recognized for assets acquired and liabilities assumed:
Working capital	$(9,318)
Oil and gas properties	447,216
Equipment and other fixed assets	330
Asset retirement obligation	(1,359)
Total	$436,869

Working capital acquired:
Cash	$9,688
Accounts receivable	4,880
Prepaid expenses	508
Transaction closing costs	(6,915)
Accounts payable	(4,061)
Accrued liabilities	(13,418)
Total working capital acquired	$(9,318)

	(in thousands)
					Deferred
		Book	Tax		Asset
Deferred Income Tax Liability	Rate	Basis	Basis	Difference	(Liability)

PPE US	38.0%	$294,382	$29,493	$(264,889)	$(100,552)
PPE Canada	25.0%	160,614	53,265	(107,349)	(26,837)
NOL US - 2009	38.0%		1,705	1,705	647
NOL Canada - 2009	25.0%		28,530	28,530	7,133
Net Deferred Tax Liability				$(342,003)	$(119,609)

B.
To record the adjustment to NuLoch Resources’ historical financial statements prepared in accordance with Canadian GAAP and in Canadian dollars to United States GAAP and United States dollars.  The adjustment includes:

a.
To Convert Canadian GAAP full cost accounting to US GAAP successful efforts accounting for oil and gas properties. This has reduced the net book value (NBV) of property and equipment as all geological & geophysical costs and general & administrative costs capitalized under Canadian GAAP have been expensed to conform with US GAAP. The NBV has also decreased due to all unsuccessful exploratory wells being expensed. The resulting change in NBV of oil and gas properties along with the reduction of depletion on a field level basis resulted in lower depletion expense over the periods presented.

b.
To adjust NuLoch Resources for the conversion to US GAAP of an acquisition it completed in 2009. This adjustment resulted in the recording of additional fair value of oil and gas property and equipment of $8,969,000 and the value of shares issued increasing by $660,000 (Canadian GAAP value at announcement date vs US GAAP at closing date). These adjustments resulted in a future tax asset reduction of $2,242,000.

c.	To adjust for Canadian GAAP “Flow-through shares” for treatment under US GAAP. This resulted in an increase to additional paid in capital and a decrease in deferred tax asset.

d.	Due to the adjustments noted above, adjustments to income tax expense or benefit were made to statements presented.

e.
To convert NuLoch Resources’ balance sheet as of December 31, 2010 and income statement for the year ended December 31, 2010 from Canadian dollars to United States dollars using the applicable conversion factors.

C.
To record the pro forma adjustment to NuLoch Resources’ depletion and depreciation expense as the result of treating the acquisition of NuLoch Resources as if it had occurred January 1, 2010.  Depletion was calculated using the units of production method.

D.	To record the pro forma adjustment to NuLoch Resources’ income tax benefit as the result of treating the acquisition of NuLoch Resources as if it had occurred January 1, 2010.

E.	Acquisition shares were added to the weighted average number of common shares outstanding as if the shares were issued January 1, 2010.